Exhibit 1 – Plan of Distribution

IRREVOCABLE PLAN OF DISTRIBUTION

September 3, 2021

BDTCP GP I, LLC, a Delaware limited liability company (“GP I”), which is the general partner of both BDT Oak Acquisition Vehicle, L.P., an exempt limited partnership formed under the laws of the Cayman Islands (“Oak Acquisition”), and BDT Capital Partners Oak Co-Invest (Cayman), L.P., also an exempt limited partnership formed under the laws of the Cayman Islands (“Oak Co-Invest”), and BDTCP GP II-A, L.P. (“GP II,” and together with GP I, the “General Partners”), which is the managing member of BDT Rye Holdings, LLC, a Delaware limited liability company (“Rye Holdings”), hereby adopt the following irrevocable plan of distribution (the “Plan”) with respect to shares of Keurig Dr. Pepper Inc., a Delaware corporation (“KDP”), currently owned by Oak Acquisition:

1. Under the Plan, 51,103,203 shares of KDP (the “Oak Co-Invest Distributed Shares”) will be distributed from Oak Acquisition to Oak Co-Invest, and immediately thereafter from Oak Co-Invest to its partners (including certain affiliates of the General Partners) on a pro rata basis, and 426,771 shares of KDP (the “Rye Distributed Shares”) will be distributed from Oak Acquisition to Rye Holdings, and immediately thereafter from Rye Holdings to its members (including certain affiliates of the General Partners) on a pro rata basis.

2. The Oak Co-Invest Distributed Shares represent the number of shares to be distributed to the partners of Oak Co-Invest after taking into account all of the distribution provisions of Article IV of the Third Amended and Restated Exempted Limited Partnership Agreement of Oak Co-Invest.

3. The Rye Distributed Shares represent the number of shares to be distributed to the members of Rye Holdings after taking into account all of the distribution provisions of Article IV of the Second Amended and Restated Limited Liability Company Agreement of Rye Holdings.

4. The Plan shall be effective September 3, 2021, and the General Partners shall immediately commence the process of working with KDP’s transfer agent to effect the Plan; provided, that the partners of Oak Co-Invest and the members of Rye Holdings should not expect to receive their respective pro rata portions of the Oak Co-Invest Distributed Shares and Rye Distributed Shares, as applicable, into their individual brokerage accounts until on or about September 9, 2021, so that they can be delivered free-and-clear of restrictions on transferability.

5. The Plan is irrevocable.

IN WITNESS WHEREOF, the General Partners have adopted this Irrevocable Plan of Distribution effective on the date first set forth above.

BDTCP GP I, LLC

By:	/s/ Mary Ann Todd
Name:	Mary Ann Todd
Title:	Secretary & General Counsel

BDTCP GP II-A, L.P.

	By:	BDTCP GP II, Co.
	Its:	General Partner

	By:	/s/ Mary Ann Todd
	Name:	Mary Ann Todd
	Title:	Secretary & General Counsel